UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   C. William Vivian
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
                                                                                                                                   |
Employee Stock Option   |(1)      |2/3/09   |Commmon Stock          |13       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(2)      |2/3/09   |Commmon Stock          |167      |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(3)      |2/3/09   |Commmon Stock          |1250     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(4)      |2/3/09   |Commmon Stock          |16667    |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(5)      |11/1/09  |Commmon Stock          |23571    |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Option   |(6)      |11/1/10  |Commmon Stock          |8334     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |(7)      |1/24/11  |Commmon Stock          |4346     |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) The option became exercisable for 4 shares on February 3, 2000 and for 3 shares on February 3, 2001 and becomes exercisable for 3 shares on each of the next two anniversaries of that date.

(2) The option became exercisable for 42 shares on February 3, 2000 and for 42 shares on February 3, 2001 and becomes exercisable for 42 shares on February 3, 2002 and for 41 shares on February 3, 2003.

(3) The option became exercisable for 313 shares on February 3, 2000, and for 313 shares on February 3, 2001 and becomes exercisable for 312 shares on each of the two subsequent anniversaries of that date.

(4) The option became exercisable for 4,167 shares on February 3, 2000 and for 4,167 shares on February 3, 2001 and becomes exercisable for 4,167 shares on February 3, 2002 and for 4,166 shares on February 3, 2003.

(5) The option became exercisable for 5,893 shares on November 1, 2000, becomes exercisable for 5,893 shares on each of the next two anniversaries of that date and becomes exercisable for the remaining 5,892 shares on November 1, 2003.

(6) The option will become exercisable for 2,084 shares on each of the first two anniversaries of November 1, 2000 and will become exercisable for 2,083 shares on each of the next two annivesaries of November 1, 2000.

(7) The option will become exercisable for 1,087 shares on each of the first two anniversaries of January 24, 2001 and will become exercisable for 1,086 shares on each of the next two annivesaries of January 24, 2001.




                                   /s/ C. William Vivian         05/01/2001
                                   ------------------------      ---------------
                                   Signature of Reporting Person      Date